Exhibit 5

Breyer & Associates PC	8180 Greensboro Drive Suite 785 McLean, Virginia 22102 Telephone (703) 883-1100 Facsimile (703) 883-2511 E-mail jbreyer@b-a.net *Not admitted in Virginia
ATTORNEYS AT LAW

February 26, 2009

Board of Directors
Home Federal Bancorp, Inc.
500 12th Avenue South
Nampa, Idaho 83651

Ladies and Gentlemen:

We have acted as special counsel to Home Federal Bancorp, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“Registration Statement”) under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the “Common Stock”) of the Corporation which may be issued pursuant to the terms of the terms of the Home Federal Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”), as well as Common Stock which may be issued pursuant to the grant or exercise of stock options (“Options”) or stock appreciation rights (“Rights”) under the Plan, all as more fully described in the Registration Statement.  The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed applicable or relevant as a basis for the opinions set forth below.  In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Plan will continue to be validly authorized on the dates that any restrictions on the Common Stock lapse, (ii) the shares of Common Stock issuable pursuant to the exercise of Options or Rights will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of such Options or Rights, (iii) on the dates the Options or Rights are exercised, such Options or Rights will constitute valid, legal and binding obligations of the Corporation and will be enforceable as to the Corporation in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally), (iv) no change occurs in applicable law or the pertinent facts, (v) the Options or Rights are exercised in accordance with the terms of the Plan and any separate agreement evidencing the grant of such Options or Rights pursuant to the Plan and the exercise price due therefor, if any, is paid in accordance with the terms thereof and (vi) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

Breyer & Associates PC
Board of Directors Home Federal Bancorp, Inc. February 26, 2009 Page 2

            Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, upon receipt by the Corporation of any consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC